Exhibit 4.2
                           MASTER NOTE

$25,000,000                      August 29, 1994

     FOR VALUED RECEIVED, Illinois Central Railroad
Company (the "Company") promises to pay to the order of The Long-Term Credit Bank of Japan, Limited (the "Bank"), in lawful money of the United States of America at the offices of Chemical Bank, New York, New York, ABA No.
021000128, A/C #544-7-77109, or as the Bank may otherwise direct, the lesser of Twenty-Five Million Dollars or the aggregate outstanding unpaid principal amount of loans advanced hereunder, together with interest as provided below.

The Company and the Bank may agree to a fixed interest rate and a specific maturity for a loan (a "fixed rate loan") at the time of borrowing. Interest on each fixed rate loan shall be payable upon the maturity of such fixed rate loan and, in the case of a fixed rate loan with an original maturity in excess of three months, interest shall also be payable on the last day of each three month period during which such fixed rate loan is outstanding. The principal balance of each fixed rate loan shall be due and payable on the maturity date agreed to with respect to such fixed rate loan.

Any person authorized to borrow on behalf of the Company
(an "authorized person") may request a loan hereunder by telephone or telefax. The Company agrees that, in implementing this arrangement, the Bank is authorized to honor requests which it believes, in good faith, to emanate from an authorized person acting pursuant to this Note, whether in fact that be the case or not. The
Company will confirm the terms of each loan so requested by mailing a confirmation letter to the Bank signed by any authorized person. The Bank shall make the proceeds of any requested borrowing available to the Company by wire, transferring such amounts in immediately available funds into the Company's Account #7418736 at Continental
Bank, ABA No. 0710-0003-9.

The Company hereby authorizes the Bank to record loans, maturities, repayments, interest rates and payment dates on the schedule attached hereto or otherwise in accordance with the Bank's usual practice. The obligation of the Company to repay each loan made hereunder shall be absolute and unconditional notwithstanding any failure to the Bank to record such amounts on the schedule attached hereto or to receive confirmation of the transaction from the Company and, in the event of disagreement as to the terms of a transaction, the Bank's records shall govern, absent manifest error.

     Each payment of principal or interest hereunder shall be made by 12:00 PM Central Standard time on the day when due. If any payment shall become due and payable on a Saturday, Sunday or legal holiday under the laws of Illinois and/or New York, such payment shall be made on the next succeeding business day and any such extended time of the payment of principal or interest shall be included in computing interest at the rate this Note bears in connection with such payment. Interest on fixed rate loans shall be computed for the actual number of days elapsed on a 360-day year basis.

Payments of both principal and interest are to be made in lawful money of the United States of America.

If any change in any law, rule, regulation or directive
(including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System) imposes any condition the result of which is to increase the cost to the Bank of making, funding or maintaining any fixed rate loan hereunder or reduces any amount receivable by the Bank hereunder in connection with a fixed rate loan, the Company shall pay the Bank the amount of such increased expense incurred or the reduction in an amount received which the Bank determines is attributable to making, funding and maintaining the fixed rate loans hereunder.
Subject to the indemnification provisions specified in the following sentence, a fixed rate loan may be paid prior to the agreed maturity on one business day's notice to the Bank. If, for any reason, any payment of a fixed rate loan occurs prior to maturity of that loan, the Company will indemnify the Bank for any loss of cost resulting therefrom. Such loss or cost shall be the difference as reasonably determined by the Bank, between the amount that would have been realized by the Bank for the period from the prepayment of such fixed rate loan to the scheduled maturity date of such fixed rate loan
(based on the interest rate applicable thereto) and any lesser amount that would be realized by the Bank in re-employing the funds received in prepayment by making a loan in the principal amount prepaid for the same period.

The Company warrants and represents to the Bank that (a) the execution and delivery of this Note and the performance by the Company of its obligations hereunder are within the corporate powers of the Company and have been duly authorized by all necessary corporate action on the part of the Company, (b) this Note is the legal, valid and binding obligation of the Company, enforceable in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, and
(c) the making and performance of this Note do not and will not contravene or conflict with the charter or by-laws of the Company or to the best knowledge of the Company violate or constitute a default under any law, any presently existing requirement or restriction imposed by judicial, arbitral or other government instrumentality or any agreement, instrument or indenture by which the company is bound.

     Nothing in this Note shall constitute a commitment to make loans to the Company. The Bank may declare all unpaid principal and interest of fixed rate loans immediately due and payable if (i) any amount payable hereunder is not paid when due, (ii) there is any material adverse change in the Company's financial condition, operations, prospects, properties or business,
(iii) the Company shall fail to pay, discharge or secure an extension of the maturity of any indebtedness for borrowed money in excess of $5,000,000 when due, or otherwise defaults under any agreement governing such indebtedness, the effect of which is to cause such indebtedness to become due or to permit the holder thereof to cause such indebtedness to become due prior to its stated maturity, in each case after continuation of such default beyond all applicable grace periods, (iv) any petition is filed by or against the Company under any federal bankruptcy, reorganization, debt arrangement or other case or proceeding under any federal bankruptcy or insolvency law or any similar state law, (v) the Company becomes insolvent or generally fails to pay, or admits in writing its inability to pay, debts as they become due,
(vi) the Company shall apply for, consent to, or acquiesce in the appointment of a trustee, receiver, sequestrator or other custodian for the Company or make a general assignment for the benefit of creditors, or
(vii) the Company breaches any representation or warranty made by it in this Note.

The Company expressly waives any presentment, demand, protest or notice in connection with this Note now, or hereafter, required by applicable law and agrees to pay all reasonable out of pocket costs and expenses of collection, including without limitation, reasonable attorneys' fees.

If the amounts outstanding hereunder are declared immediately due and payable, or are not otherwise paid when due, thereafter the outstanding principal balance hereof and all accrued but unpaid interest due hereon (to the extent permitted by applicable law) shall bear interest at the rate or rates provided for such principal amounts plus two percent (2%) per annum until such principal and interest have been paid in full.

This Note shall be governed by the internal laws of the State of Illinois, including those laws which are applicable to national banks located in Illinois.

THE BANK MAY ENFORCE ANY CLAIM ARISING OUT OF THIS NOTE
IN ANY STATE OR FEDERAL COURT HAVING SUBJECT MATTER
JURISDICTION AND LOCATED IN Chicago, ILLINOIS. FOR THE
PURPOSE OF ANY ACTION OR PROCEEDING INSTITUTED WITH
RESPECT TO ANY SUCH CLAIM, THE COMPANY HEREBY IRREVOCABLY
SUBMITS TO THE JURISDICTION OF SUCH COURTS. THE COMPANY
FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS
OUT OF SAID COURTS BY MAILING A COPY THEREOF, BY
REGISTERED MAIL, POSTAGE PREPAID, TO THE COMPANY AND
AGREES THAT SUCH SERVICE , TO THE FULLEST EXTENT
PERMITTED BY LAW, (i) SHALL BE DEEMED IN EVERY RESPECT
EFFECTIVE SERVICE OF PROCESS UPON IT IN ANY SUCH SUIT,
ACTION OR PROCEEDING AND (ii) SHALL BE TAKEN AND HELD TO
BE VALID PERSONAL SERVICE UPON AND PERSONAL DELIVERY TO
IT. NOTHING HEREIN CONTAINED SHALL AFFECT THE RIGHT OF
THE BANK OR ANY HOLDER OF THIS NOTE TO SERVE PROCESS IN
ANY OTHER MANNER PERMITTED BY LAW OR PRECLUDE THE BANK OR
ANY HOLDER OF THIS NOTE FROM BRINGING AN ACTION OR
PROCEEDING IN RESPECT HEREOF IN ANY OTHER COUNTRY, STATE
OR PLACE HAVING JURISDICTION OVER SUCH ACTION. IN
CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING INSTITUTED
IN ANY STATE OR FEDERAL COURT LOCATED IN CHICAGO,
ILLINOIS, THE COMPANY HEREBY IRREVOCABLY WAIVES, TO THE
FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT
MAY HAVE OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF
ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH
COURT AND ANY CLAIM THAT ANY SUCH SUIT, ACTION OR
PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN
INCONVENIENT FORUM.

     THE COMPANY HEREBY EXPRESSLY WAIVES ANY RIGHT TO A
TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR
DEFEND ANY RIGHTS UNDER THIS NOTE, OR UNDER ANY
AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR
THAT MAY IN THE FUTURE BE DELIVERED IN CONNECTION
HEREWITH OR ARISING FROM ANY RELATIONSHIP EXISTING IN
CONNECTION WITH THIS NOTE, AND AGREES THAT ANY SUCH
ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND
NOT BEFORE A JURY.

                              ILLINOIS CENTRAL
RAILROAD COMPANY



ADDRESS:

455 North Cityfront Plaza Drive

Chicago  Illinois  60611

By:

Name:         D A. Koman

Title:        Treasurer